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                                                                  Exhibit 4.2

                           Certificate of Designation
                                       of
                      Series A Convertible Preferred Stock
                                       of
                                US Patriot, Inc.

                      Pursuant to Section 33-11-102 of the
                 South Carolina Business Corporation Act of 1988


         US Patriot, Inc., a South Carolina corporation (the "CORPORATION"), does hereby certify that, pursuant to the authority contained in the provisions of Section 33-11-102 of the South Carolina Business Corporation Act of 1988, the Corporation`s Board of Directors has duly adopted the following resolution creating a series of Preferred Stock designated as Series A Convertible Preferred Stock:

         RESOLVED, that the Corporation hereby designate and create a series of the authorized Preferred Stock of the Corporation, designated as Series A Convertible Preferred Stock, as follows:

         FIRST: Of the 20,000,000 shares of Preferred Stock, no par value per share, authorized to be issued by the Corporation, 1,000,000 shares are hereby designated as "Series A Convertible Preferred Stock." The rights, preference, privileges and restrictions granted to and imposed upon the Series A Convertible Preferred Stock are as set forth below:

                                   ARTICLE I
                             Designation And Amount

         The designation of this series is Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and the stated value is $10.00 per share (the "STATED VALUE"). The number of shares of the Series A Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors; provided, however, that no such resolution shall reduce the number of shares of the Series A Preferred Stock to a number less than the aggregate number of shares of the Series A Preferred Stock then issued and outstanding. Notwithstanding any other provision in this Certificate of Designation, the Corporation shall not be required to issue fractional shares of Series A Preferred Stock.

                                   ARTICLE II
                                      Rank

         All Series A Preferred Stock shall rank (i) prior to the Corporation`s common stock, $.0001 par value per share (the "COMMON STOCK"), and (ii) unless the holder of Series A Preferred Stock shall otherwise consent thereto prior to any other class or series of the Corporation`s capital stock, as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


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                                  ARTICLE III
                                    Dividends

         The Series A Preferred Stock will bear no dividends, and the holder of the Series A Preferred Stock will not be entitled to receive dividends on the Series A Preferred Stock.

                                   ARTICLE IV
                             Liquidation Preference

         If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of substantially all of its property, or make an assignment for the benefit of its creditors, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of substantially all of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event (a "LIQUIDATION EVENT"), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than any class or series of Preferred Stock that, in accordance with Article II, ranks senior to the Series A Preferred Stock) upon such liquidation, dissolution or winding up unless prior thereto, the holder of shares of Series A Preferred Stock shall have received the Liquidation Preference (as defined in Paragraph C of this Article IV) with respect to each share in accordance with the provisions of this
Article IV. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holder of the Series A Preferred Stock shall be insufficient to permit the payment to such holder of the preferential amounts payable thereon, then the entire assets and funds legally available for distribution to the Series A Preferred Stock shall be distributed ratably among such shares.

         A. After payment in full of the Liquidation Preference of the Series A Preferred Stock, holder of Series A Preferred Stock shall not be entitled to receive any additional cash, property or other assets of the Corporation upon liquidation, dissolution or winding up of the Corporation.

         B. Neither the consolidation, merger or other business combination of the Corporation with or into any other entity, nor the sale, exchange or transfer of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV unless such sale, exchange or transfer is in connection with a plan of liquidation, dissolution or winding up of the Corporation.

         C. For purposes hereof, the "LIQUIDATION PREFERENCE" means, with respect to such shares of Series A Preferred Stock, an amount equal to the Stated Value.


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                                   ARTICLE V
                                   Conversion

         A. The holder of the Series A Preferred Stock shall have the option to convert all, but not less than all of the issued and outstanding shares of the Series A Preferred Stock into fully paid and non-assessable shares of Common Stock at any time when there shall be a sufficient number of authorized shares of Common Stock to effect such conversion in accordance with this Article V. The number of shares of Common Stock deliverable upon conversion of a share of Series A Preferred Stock shall be (i) the quotient obtained by dividing (a) the Stated Value by (b) the then effective "Conversion Price", which initially shall be $1.00 and shall be subject to adjustment from time to time as provided in paragraph B of this Article V. The holder of the Series A Preferred Stock may convert all, but not less than all of the Series A Preferred Stock by delivery to the Corporation of a notice setting forth such election to convert the Series A Preferred Stock into Common Stock in accordance with Paragraph A of this
Article V ("HOLDER`S OPTIONAL CONVERSION NOTICE") and mailing all of the Certificates representing the Series A Preferred Stock to the Corporation. Immediately upon receipt of all of the certificates representing the Series A Preferred Stock, the Corporation shall cancel these certificates on its books and issue a certificate representing that number of shares of Common Stock into which all of the shares of Series A Preferred Stock is convertible under this
Article V to such holder remitting a Series A Preferred Stock certificate. The Corporation shall not be required to pay any tax in respect of the issuance and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the registered holder of the shares of the Series A Preferred Stock being converted.

         B. In case the Corporation shall (i) declare a dividend or make a distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number of shares of Common Stock that the holder would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such record date or effective date and the resulting Common Stock had been subject to such dividend, distribution, subdivision or combination.

         C. No fractional shares of Common Stock, or scrip representing fractional shares of Common Stock, shall be issued upon the conversion of the shares of Series A Preferred Stock. If the conversion of the shares of Series A Preferred Stock results in a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of such shares.

         D. In case of (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its outstanding capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the

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Corporation or (iv) any share exchange  pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall in each such case make appropriate provision or cause appropriate provision to be made so that the holder of shares of Series A Preferred Stock then outstanding shall have the right thereafter to convert each such share of Series A Preferred Stock into the kind and amount of other securities and property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which each such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. To the extent that as a result of any such reclassification, consolidation, merger, sale, transfer or share exchange the Series A Preferred Stock becomes convertible into a new common stock of the Corporation or the common stock of any other corporation involved in a merger with the Corporation, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the Conversion Price with respect to such new common stock shall be subject to further adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article V. If in connection with any such reclassification, consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive alternative forms of consideration upon completion of such transaction, the Corporation shall provide or cause to be provided to the holder of Series A Preferred Stock upon conversion thereof the shares of capital stock or other securities or property receivable by a holder of Common Stock who failed to make an election with respect to the form of consideration receivable in such transaction. The Corporation shall not effect any such transaction without first complying with this paragraph D. The foregoing provisions of this paragraph D shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                                   ARTICLE VI
                                  Voting Rights

         Each share of Series A Preferred Stock shall be entitled to ten votes per share.

                                  ARTICLE VII
                                 Transferability

         The shares of Series A Preferred Stock shall not be transferred, assigned, pledged or hypothecated.



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         IN WITNESS WHEREOF,  this Certificate of Designations,  Preferences and
Rights is executed on behalf of the Corporation as of the 3rd day of October, 2002.



                                    US PATRIOT, INC.



                                    BY:   /s/ Phillips N. Dee
                                          -------------------------------
                                          Name: Phillips N. Dee
                                          Title:  President


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